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                                                                      EXHIBIT 15


                                  P E G A S U S

as of October 4,1999

Mr. Rand Mueller
Code Alarm, Inc.
950 East Whitcomb

Madison Heights, Michigan  48071

Dear Rand:

I refer you to our letter dated as of August 20, 1999 (the "August 20 Letter"), pursuant to which Pegasus Partners, L.P. and Pegasus Related Partners, L.P. confirmed their willingness to consider in their discretion providing cash collateral of up to $500,000 in the aggregate to Code Alarm, in accordance with the terms described in such letter, in exchange for, among other things, new warrants to purchase an aggregate of 500,000 shares of common stock of Code Alarm ("New Warrants").

Subject to your agreement to increase the aggregate number of shares of common stock of Code Alarm for which the New Warrants will be exercisable to 1,250,000, Pegasus Partners, L.P. and Pegasus Related Partners, L.P. hereby confirm their willingness to consider in their discretion providing cash collateral of up to $1,250,000 (including the $500,000 referred to in the August 20 Letter), otherwise on the terms set forth in the August 20 Letter.

I believe that the this letter accurately sets forth our mutual understanding. If you agree please sign and return a copy of this letter, together with the New Warrants. For the avoidance of doubt, please understand that this letter is not a commitment on our part to provide any financing, cash collateral or other liquidity support or to arrange, place or underwrite any of same.

                         Very truly yours,

                         Pegasus Partners, L.P.
                         Pegasus Related Partners, L.P.
                         By: Pegasus Investors, L.P.
                         By: Pegasus Investors GP, Inc.



                         By: /s/ Richard M. Cion
                            ------------------------------------------
                               Richard M. Cion


ACCEPTED AND AGREED:

Code-Alarm, Inc.



By:  /s/ Rand Mueller
    ----------------------------------------
       Rand Mueller




                             PEGASUS INVESTORS, L.P.
                    99 RIVER ROAD, COS COB, CONNECTICUT 06807
                      (203) 869-4400 - FAX: (203) 869-6940